EXHIBIT 21.1


                                  SUBSIDIARIES


NAME OF SUBSIDIARY                                       JURISDICTION

Saville Systems Canada, Ltd.                             Canada
Saville Systems, Inc.                                    United States
Saville Systems (UK) Limited                             United Kingdom
Saville C.I. Limited                                     Jersey
2916746 Canada Inc.                                      Canada